EXHIBIT 23.1

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
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We consent to the inclusion in this Registration Statement of Water Chef Inc. on Form SB-2, of our report dated March 8, 2006, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statements of Water Chef Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.



/s/  Marcum & Kliegman LLP
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     Marcum & Kliegman LLP

New York, New York
May 11, 2006